UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

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DATE OF REPORT (Date of earliest event reported): December 15, 2016

Omega Protein Corporation

(Exact name of registrant as specified in its charter)

Nevada	001-14003	76-0562134
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2105 CityWest Boulevard, Suite 500

Houston, Texas 77042

(Address of principal executive offices, including zip code)

(713) 623-0060

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.     Entry into a Material Definitive Agreement.

On December 15, 2016, Omega Protein, Inc. (“Subsidiary”), a subsidiary of Omega Protein Corporation (the “Company”), entered into a plea agreement (the “Plea Agreement”) with the United States Attorney’s Office for the Western District of Louisiana to resolve the previously disclosed government investigation related to the Subsidiary’s Abbeville, Louisiana operations. The Plea Agreement is attached hereto as Exhibit 10.1. Under the Plea Agreement, the Subsidiary agreed to plead guilty to two felony counts under the Clean Water Act. The Plea Agreement provides that the parties will jointly recommend a sentence consisting of (i) a $1.0 million fine, (ii) a 3-year probationary period for the Subsidiary, and (iii) a payment by the Subsidiary of $200,000 for community service. The Company will not be able to claim the cost of the fine or the community service contribution as business expenses for tax purposes. The Plea Agreement is subject to the approval of the U.S. District Court for the Western District of Louisiana (“Louisiana Court”).

Item 8.01     Other Events

On December 5, 2016, the U.S. District Court for the Eastern District of Virginia (“Virginia Court”) held a hearing on a previously disclosed motion filed by the U.S. Attorney for the Eastern District of Virginia to revoke the Subsidiary’s probation relating to a June 2013 plea agreement because of the issues resolved by the Plea Agreement described above. At that hearing, the Virginia Court imposed an additional 2 year probation period on the Subsidiary to run from June 4, 2016 to June 4, 2018. Assuming the approval of the Plea Agreement by the Louisiana Court, the remainder of this two year probation period will run concurrently with the three year probation period set forth in the Plea Agreement.

Item 9.01     Financial Statements and Exhibits.

(d)	Exhibits

10.1	Plea Agreement entered into on December 15, 2016, between the United States Attorney’s Office for the Western District of Louisiana and Omega Protein, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Omega Protein Corporation
By: /s/ John D. Held
John D. Held
Executive Vice President and General Counsel

Date: December 16, 2016

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